AAL VARIABLE PRODUCT SERIES FUND, INC.("FUND")
FORM N-SAR REPORT
SUB-ITEM 77C: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        On June 14, 1995, prior to the offering of variable annuity certificates, Aid Association for Lutherans ("AAL"), being the sole shareholder of the Fund, approved, by consent in lieu of the Fund's first annual meeting of shareholders, resolutions: electing as Directors of the Fund, F. Gregory Campbell, Richard L. Gady, John O. Gilbert, Richard L. Gunderson, John H. Pender, D. W. Russler, and Lawrence M. Woods; approving an investment advisory agreement between the Fund and AAL; approving a participation agreement between the Fund and AAL, on its own behalf and on behalf of AAL Variable Annuity Account I; and, selecting Ernst & Young LLP as the independent auditors for the Fund for the fiscal year ending December 31, 1995.

        Each of the Directors listed above are the only Directors currently now in office.

        The voting with respect to the approval of each matter listed above was unanimous, with AAL's sole affirmative vote cast in favor of each matter.